Issuer Free Writing Prospectus, dated May 24, 2011
Filed pursuant to Rule 433(d) under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, dated May 24, 2011
Registration Statement Nos. 333-156052, 333-156052-01 and 333-156052-02
Reinsurance Group of America, Incorporated
$400,000,000 5.000% SENIOR NOTES DUE 2021
FINAL TERMS AND CONDITIONS

Issuer:	Reinsurance Group of America, Incorporated
Size:	$400,000,000
Maturity Date:	June 1, 2021
Coupon:	5.000%
Public Offering Price:	99.447% of face amount
Underwriting Discount:	65 basis points
Yield to Maturity:	5.071%
Benchmark Treasury:	3.125% due May 15, 2021
Spread to Benchmark Treasury:	195 basis points
Benchmark Treasury Yield:	3.121%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 30 basis points
Settlement Date:	May 27, 2011
CUSIP/ISIN:	759351AJ8/US759351AJ88
Ratings (Moody’s/S&P/A.M. Best)*:	Baa1/A-/a-
Joint Bookrunners:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC
Co-Managers:	KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities (USA) Inc., Mizuho Securities USA Inc. and RBC Capital Markets, LLC
* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus, which consists of a preliminary prospectus supplement dated May 24, 2011 and an attached prospectus dated December 10, 2008) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.